Exhibit 33.2

SECOND

AMENDMENT

To the

CREDIT LINE AND SECURITY AGREEMENT

dated May 31, 2007

By and between

NEW WORLD BRANDS, INC.,

as Borrower

and

P&S SPIRIT, LLC;

as Lender

Dated June 29, 2009

THIS AMENDMENT TO THE CREDIT LINE AND SECURITY AGREEMENT is entered into as of June 29, 2009 (this “Amendment”), between NEW WORLD BRANDS, INC. a Delaware corporation (“Borrower”), and P&S SPIRIT, LLC, a Nevada limited liability company (“Lender”).

WHEREAS, Borrower and Lender entered into a Credit Line and Security Agreement dated May 31, 2007 (the “Term Loan”); and

WHEREAS, pursuant to Article VIII of the Credit Line and security Agreement, Borrower and Lender agreed on certain financial covenants of the Borrower (the “Covenants”); and

WHEREAS, Borrower and Lender are aware of the current challenges in terms of recovering the carrier business of the Borrower which results into temporary additional losses of the Borrower; and

WHEREAS, Borrower and Lender wish to modify temporarily certain provisions of the Covenants correspondingly, as set out hereinafter;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I                                               MODIFICATION OF SECTION 8.1 CURRENT RATIO

Section 8.1 of the Term Loan shall be replaced by the following:

“8.1        Current Ratio.  Lender is waiving any and all covenants requiring Borrower to cause to be maintained on a consolidated basis any set ratio of current assets to current liabilities.”

ARTICLE II                                           MODIFICATION OF SECTION 8.2 DEBT TO WORTH RATIO

Section 8.2 of the Term Loan shall be replaced by the following:

“8.2        Debt to Worth Ratio.  Lender is waiving any and all covenants requiring Borrower to cause to be maintained on a consolidated basis any ratio of total Indebtedness (excluding the current portion of Subordinated Debt) to Tangible Net Worth.”

ARTICLE III                                       OTHER TERMS OF THE AGREEMENT

Save as amended herein, the Credit Line and Security Agreement remains in full force and effect in accordance with its terms.

ARTICLE IV                                      DURATION OF VALIDITY OF MODIFICATIONS

The modifications as contemplated in Article I and Article II shall enter into force on the effective date hereof and shall automatically expire on March 31, 2010. From thereon the original provisions of the Security Agreement dated May 30, 2007 shall apply.

ARTICLE V                                          GOVERNING LAW; JURISDICTION; VENUE

This Amendment and the rights and obligations of the parties and all matters arising hereunder or related hereto, shall be governed by and construed and interpreted in accordance with the laws of the State New York. Any legal action or proceeding with respect to this Amendment shall be brought in the courts of the State of New York or of the United States District Court for the Southern District of New York, and, by execution and delivery of this Amendment, Borrower and Lender hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of such courts.  Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a party hereto in any other jurisdiction.

BORROWER:	NEW WORLD BRANDS, INC.

By:
Name:
Title:
340 W. 5th Avenue
Eugene, Oregon 97401

Date:

LENDER:	P & S SPIRIT, LLC

By:
Name:
Title:
2015 S.W. 20th Street, Suite 102
Fort Lauderdale, Florida 33315

Date: